Exhibit 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Class B Common Stock, par value $0.01 per share, of Zedge, Inc., and agree that this Joint Filing Agreement be filed as an exhibit to such statement and incorporated by reference in any amendments thereto.

Each of the undersigned is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning it or him contained therein, but is not responsible for the completeness or accuracy of the information concerning the other, unless it or he knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one instrument.

Dated: October 1, 2026

/s/ Howard S. Jonas
HOWARD S. JONAS

CHARTWELL HOLDING LLC

	By:	/s/ Jonathan Gudema
	Name:	Jonathan Gudema
	Title:	Manager